Exhibit 10.1
PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (the “Agreement”) is dated this 23rd day of February, 2006 (the “Effective Date”) by and between ProLink Solutions, LLC (“Purchaser” or “Buyer” or “PSL”), the entities described in attached Exhibit A as the Putters Group (jointly and severally referred to as “Putters”) and Signal Systems Associates, LLC (“SSA”) (Putters and SSA, jointly and severally, are referred to as the “Seller”).
BACKGROUND:
     WHEREAS, PSL and SSA have entered into that certain Joint Venture Agreement dated on or about the same day as this Agreement (the “JVA”); and
     WHEREAS, pursuant to the JVA, if the Joint Venture is the successful bidder in the auction of the ParView Assets (the “Bankruptcy Auction”) and PSL, as the Joint Venture acquires title to substantially all the assets of ParView, Inc. (the “ParView Assets”) from Shari S. Jensen as the Chapter 7 trustee (the “Trustee”) for ParView, Inc. (“ParView”) in Bankruptcy Case No. 8:04-bk-16087-MGW pending in the United States Bankruptcy Court for the Middle District of Florida, then the parties will consummate this Agreement; and
     WHEREAS, should SSA or PSL acquire the ParView Assets, then Seller desires to sell, assign, and convey to Buyer and Buyer is obligated to purchase and accept the following assets, subject to the terms and conditions of this Agreement:
     (a) All Seller’s right, title and interest in the leases, residuals and equipment associated therewith as more particularly described on Exhibit B (the “Leases”); and
     (b) All Seller’s visual display units (“VDUs”) totalling approximately 600 units, except the VDU’s that relate specifically to the Retained Leases as described below.
     Collectively, the assets described in subparagraphs (a) and (b) are referred to as the “Purchased Assets” or the “Assets”.
     NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Seller and Buyer agree as follows:
     1. Condition Precedent to Closing. This Agreement and the parties’ obligations hereunder are expressly contingent upon PSL acquiring title to the ParView Assets pursuant to the JVA following auction and sale by the Trustee.
     2. Purchased Assets. Upon Closing, PSL shall purchase and take title for itself (and not in the Joint Venture) the Purchased Assets, as defined above; provided, however, that Seller shall retain the rights to all lease payments due on or before February 1, 2006. In addition, notwithstanding anything to the contrary contained herein, Buyer hereby acknowledges and agrees that Seller, and/or related entities of Seller, have ownership and leasehold rights in additional leases and VDU’s that are not being transferred to Buyer pursuant to this Agreement relating to at most five golf courses (hereinafter referred to as the “Retained Leases” or the “Retained Equipment,” or collectively, the “Retained Assets”).

     3. Purchase Price. The total purchase price (hereinafter referred to as the “Purchase Price”) to be paid to Seller for the Purchased Assets shall be the aggregate amount of One Million Six Hundred Twenty Five Thousand Dollars ($1,625,000.00), which shall be payable as follows:
          (a) Concurrent with the execution of this Agreement by all parties, PSL shall pay an earnest money deposit in the amount of Twenty Five Thousand Dollars ($25,000.00) (the “Initial Deposit”), which Initial Deposit shall be held by Abel Band, Chartered, as escrow agent (the “Deposit Escrow Agent”), in a non-interest bearing escrow account (“PSL’s Escrow Funds”), to be held in accordance with the terms and conditions of the Deposit Escrow Agreement, a copy of which is attached hereto as Exhibit D.
          (b) Within two (2) days following PSL being the successful bidder at the Bankruptcy Auction, PSL shall pay an additional earnest money deposit in the amount of Seventy Five Thousand Dollars ($75,000.00) to the Deposit Escrow Agent (collectively with the Initial Deposit, the “Deposit”), to be held in accordance with the Deposit Escrow Agreement. The Deposit shall be applied to PSL’s payment obligations at the Closing. If this Agreement shall be terminated by PSL as herein permitted, then the Deposit shall be returned to PSL unless as a result of a material breach by PSL, in which case the Deposit shall be paid to Seller as liquidated damages;
          (c) At Closing, PSL shall deliver to Seller in cash, by certified or cashier’s check, or in immediately available funds the sum of One Million Twenty Five Thousand Dollars ($1,025,000.00), and the Deposit Escrow Agent shall deliver the sum of One Hundred Thousand Dollars ($100,000.00), the amount of the Deposit to Seller; and
          (d) At Closing, PSL shall deliver to Seller a promissory note in the principal amount of Five Hundred Thousand Dollars ($500,000.00), bearing interest at a rate of 15% per annum, payable in monthly payments of interest only with a balloon payment in six months with no prepayment penalty, in the form of Exhibit E attached hereto. PSL shall pledge, as security for the payment and obligations under the promissory note, all of the Purchased Assets and all of the ParView Assets purchased from the bankruptcy trustee pursuant to that certain Security Agreement in the form of Exhibit F attached hereto.
     4. Closing. The closing of this transaction shall take place the first business day following ten (10) days after the Bankruptcy Auction and related order, and simultaneously with the purchase of the ParView Assets.
     5. Representations and Warranties Of Seller. Seller hereby represents and warrants as follows:
          (a) Authorization. The execution of this Agreement and the delivery of this Agreement by Seller has been duly authorized by Seller, which is duly organized and in good standing under the corporate laws of its jurisdiction, this Agreement has been duly and validly executed by Seller, and no further corporate or other action is necessary on its part to make this Agreement valid and binding upon Seller and enforceable against Seller in accordance with the terms hereof, or to carry out the transactions contemplated hereby.

          (b) No Violations. The execution, delivery and performance of this Agreement by Seller will not (i) constitute a breach or a violation of any of the organizational documents or by-laws of Seller or of any law, rule or regulation, agreement, indenture, deed of trust, mortgage loan, agreement or other instrument to which Seller is a party or by which Seller is bound; (ii) constitute a violation of any order, judgment or decree to which Seller is a party or by which any of the assets or properties of Seller are bound or affected; or (iii) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Seller.
          (c) Consents and Approvals. No consent, approval or authorization is required to be obtained by Seller in connection with the execution or delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby except as has been timely obtained prior to the execution of this Agreement.
          (d) Title to Assets. Seller has good and marketable to, or a valid leasehold or contractual interest in, the Purchased Assets, subject to no liens, claims, charges, or encumbrances of any kind on the Purchased Assets, with the exception of certain rights in the Purchased Assets retained by ParView, and rights of the individual golf courses as set forth in the leases described on Exhibit B. In the event liens or encumbrances arise, Seller shall have the opportunity to defend the same. In addition, Seller represents and warrants that to the best of its knowledge Seller has paid or will pay all taxes (including state sales and property tax) applicable to the Leases and related assets that have accrued at any time prior to the Closing on this sale transaction. In the event taxes are due for the period of time prior to the Closing relating to the Purchased Assets, such amount shall be the responsibility of Seller.
          (e) Legal Compliance. None of the Purchased Assets is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, nor are any of the Purchased Assets involved in any lawsuit, action, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction.
          (f) Leases are Current. A payment history for the Leases to be transferred and assigned as part of this Agreement is attached as Exhibit G (showing payments made to date and all remaining payments due). Seller represents and warrants the payment streams on Exhibit G are true and correct as of the date of delivery to Buyer. In addition, Lease receivables and monies collected by Seller for any of the Leases relating to amounts due under the leases on or after February 1, 2006 shall be collected on account of Buyer and shall be forwarded to Buyer.
     6. Buyer’s Representations.
          (a) Authorization. The execution of this Agreement and the delivery of this Agreement by Purchaser has been duly authorized by Purchaser, which is duly organized and in good standing under the corporate laws of its jurisdiction, this Agreement has been duly and validly executed by Purchaser, and no further corporate or other action is necessary on its part to make this Agreement valid and binding upon Purchaser and enforceable against Purchaser in accordance with the terms hereof, or to carry out the transactions contemplated hereby.
          (b) No Violations. The execution, delivery and performance of this Agreement by Purchaser will not (i) constitute a breach or a violation of any of the organizational documents or by-laws of Purchaser or of any law, rule or regulation, agreement, indenture, deed of trust, mortgage loan, agreement or other instrument to which Purchaser is a party or by which Purchase is bound; (ii) constitute a violation of any order, judgment or decree to which Purchaser is a party or by which any of the assets or properties of Purchaser are bound or affected; or (iii) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Purchaser.
          (c) Consents and Approvals. No consent, approval or authorization is required to be obtained by Purchaser in connection with the execution or delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby except as has been timely obtained prior to the execution of this Agreement.
          (d) Acknowledgments Regarding Chessler. Buyer acknowledges that Seller at various times has had business dealings and relationships with David L. Chessler and his related entities (collectively “Chessler”), and Buyer agrees that Seller is not responsible for Buyer’s previous disagreements with Chessler and that Seller’s prior and any future business dealings with Chessler do not present a conflict that prohibits Seller from entering into this Agreement, and Buyer is aware Chessler may enter the Bankruptcy Auction as a competing bidder, and acknowledges that Buyer will have no claim against Seller for any actions of Chessler related to the ParView Assets and the Bankruptcy Auction.
     7. Post Closing Covenants Of Seller.
          (a) Transition. Seller will not take any action that is designed or intended to discourage any lessee or customer of the Seller under the Purchased Assets from maintaining the same business relationships with the Buyer after the Effective Date as it maintained with the Seller prior to the Effective Date.
          (b) Cooperation. In case at any time after the closing of this transaction any further action is necessary to carry out the purposes of this Agreement, Seller will take such further action (including the execution and delivery of such further instruments and documents) as is reasonably requested by Buyer to consummate and effectuate the transactions contemplated by this Agreement.
          (c) Covenant Not to Compete. For a period of five (5) years from and after the Effective Date, Seller shall not solicit directly or indirectly any of the golf courses which are a party to the leases being transferred to Buyer by Seller pursuant to this Agreement. In addition, Seller shall not finance any GPS system for, or make any loan or other financial accommodations to, Uplink Corporation or GPS Industries.

     8. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given if sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	David Band c/o Abel Band, Chartered 240 South Pineapple Avenue P.O. Box 49948 Sarasota, FL 34230 Phone: 941-366-6660 Fax: (941-366-3999

If to Buyer:	ProLink Solutions, LLC c/o Lawrence D. Bain, President & CEO 410 South Benson Lane Chandler, AZ 85224 Telephone: 480-753-2318 Fax: 480-961-0384 Email: bainl@goprolink.com

With copy to:	Holland & Knight LLP Attention: Rod Anderson, Esq. 100 N. Tampa Street, Suite 4100 Tampa, Florida 33602 Telephone: (813) 227-8500 Fax: (813) 229-0134 Email: rod.anderson@hklaw.com
     9. Post-Closing Obligations Of Buyer:
          (a) Sell Additional Equipment. Buyer agrees to sell golf video display units (“VDU’s”) to any entity in which David Band is the managing member or general partner, and owns at least a 10% equity interest (hereinafter referred to as an “Affiliate”), for a cost of $2,111.00 per unit for any units ordered during calendar year 2006, 2007 and 2008, provided the minimum order is fifty (50) carts per golf course. Notwithstanding anything herein to the contrary, Seller, Band and/or an Affiliate, shall not be prohibited from purchasing VDU’s from any other GPS manufacturer.
          (b) Service and Support. For a period of three (3) years following the Closing, Buyer agrees to enter into service and support for the VDU’s purchased pursuant to section 9(a) above and any Retained Equipment Seller owns at the time of this Agreement pursuant to the following terms and conditions: (i) the service fee will be $10.00 per cart (not including mapping, instalation or decommissioning), with typical contract cost escalation provisions; and (ii) Seller, Band and/or an Affiliates may cancel a service and support agreement with Buyer at any time, in Seller’s sole discretion. In the event of such cancellation, Buyer hereby agrees to deliver to Seller, Band and/or an Affiliate, as the case may be, all source files, graphic files and operating files related to the course cancelled within 10 business days Buyer’s receipt of notice of cancellation.
          (c) Parts for Service and Support. In the event that Seller, Band or an Affiliate desire to refurbish, upgrade, maintain, repair, replace any or all of the components of the Retained Equipment or any additional VDU’s purchased from Buyer pursuant to this Section 9 (hereinafter collectively referred to as the “Additional Equipment”), Buyer agrees that Seller, Band and/or an Affiliate, as the case may be, may purchase components directly from Buyer or Buyer’s vendors and manufacturers at their own cost. If requested by Seller, Band and/or an Affiliate, the Buyer will allow and give notice to the manufacturers on an individual basis (within 5 business days of a request) to provide the components necessary for the use, maintenance and repair of the Additional Equipment.
          (d) Remarketing of Additional Equipment. Seller, Band and/or an Affiliate shall have the right to move, re-market, operate, replace, refurbish, upgrade, repair, install on any golf course, enter into any contract for the installation or use of the Additional Equipment at any location, subject to the limitation set forth in Section 7(c) of this Agreement.
          (e) Use of Intellectual Property. Buyer grants to Seller, Band and/or an Affiliate, as the case may be, a perpetual, royalty free, limited license to use Buyer’s Intellectual Property related to the intended use and operation of the Additional Equipment. For purposes of this Agreement, the term “Intellectual Property” shall include, but not be limited to, intellectual property rights acquired from ParView or rights owned by Buyer, or licensed to Buyer, including, but not limited to, copyrights, marks, computer software, patents, trade secrets used or useful in the operation of the Additional Equipment. Buyer has no obligation to create or modify its Intellectual Property so that it is compatible with the Additional Equipment or other golf courses.
     10. No Third-Party Beneficiaries. Except as otherwise specifically set forth in Section 9 herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.
     11. Entire Agreement. This Agreement (including documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.
     12. Succession and Assignment. This Agreement shall be binder upon and inure to the benefit of the Parties named herein and their respective successor and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.
     13. Counterparts and Facsimile Execution. This Agreement may be executed by facsimile signatures and in one or more counterparts, each of which shall be deemed an original but all of which together with constitute one and the same instrument.
     14. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.
     15. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Seller. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way rights arising by virtue of any prior or subsequent such occurrence.
[SIGNATURES LOCATED ON FOLLOWING PAGE]

SIGNAL SYSTEMS ASSOCIATES, LLC		PROLINK SOLUTIONS, LLC

By:	/s/ David Band	By:	/s/ Lawrence D. Bain

As its:	Manager	As its:	President

PUTTERS, INC.		PUTTERS II, INC.

By:	/s/ David Band	By:	/s/ David Band

As its:	Managing general partner	As its:	Managing general partner

PUTTERS III, LLP		PUTTERS IV, LLP

By:	/s/ David Band	By:	/s/ David Band

As its:	Managing general partner	As its:	Managing general partner

PUTTERS V, LLP		PUTTERS VI, LLP

By:	/s/ David Band	By:	/s/ David Band

As its:	Managing general partner	As its:	Managing general partner

PUTTERS VII, LLP		PUTTERS VIII, LLP

By:	/s/ David Band	By:	/s/ David Band

As its:	Managing general partner	As its:	Managing general partner

PUTTERS X, LLP		PUTTERS XII, LLP

By:	/s/ David Band	By:	/s/ David Band

As its:	Managing general partner	As its:	Managing general partner

PUTTERS XIV, LLP

By:	/s/ David Band

As its:	Managing general partner